EXHIBIT 99.1

Healthcare AI Acquisition Corp. Announces Receipt of Nasdaq Deficiency Letter

New York July 19, 2024 (NEWSWIRE) -- Healthcare AI Acquisition Corp. (NASDAQ: HAIA, the “Company”), a special purpose acquisition company, announced today that it received a notification letter from The Nasdaq Stock Market (“Nasdaq”) that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) as it had failed to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2024 (the “Form 10-Q”). Under the Nasdaq Listing Rules, the Company now has 60 calendar days to submit a plan to regain compliance and if the plan is accepted, Nasdaq may grant an exception of up to 180 calendar days from the Form 10-Q’s due date, or until December 12, 2024, to regain compliance. The Company intends to file its Form 10-Q as promptly as possible to regain compliance with the Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires disclosure of receipt of a deficiency notification.

About Healthcare AI Acquisition Corp.

Healthcare AI Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

Healthcare AI Acquisition Corp.

Xiaocheng Peng

pengxc0324@gmail.com